Exhibit 10.1

January 28, 2003

Mr. Robert D. Fagan
TECO Energy, Inc.
702 N. Franklin Street
Tampa, FL 33602

Dear Mr. Fagan:

This will confirm certain terms and conditions relating to your employment by TECO Energy, Inc. (the “Company”).

1.

Duties. You shall serve at the pleasure of the Company’s Board of Directors and you shall perform such executive duties for the Company and its subsidiaries as may be assigned to you by the Company’s Board of Directors. While so employed, you shall devote your full employable time to the performance of such duties and use your best efforts to promote the interests of the Company and its subsidiaries. You shall, at the pleasure of the Company, serve on such boards of directors and committees of the Company and its subsidiaries and hold such offices with the Company and its subsidiaries to which you may be duly elected or appointed.

2.

Compensation Upon Other Termination. If, within three years of the date hereof, your employment shall be terminated by the Company other than for Cause or Disability or if it is terminated by you for Good Reason, then you shall be entitled to the following benefits:

(a)

The Company shall pay you your full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due.

(b)

In lieu of any further salary payments to you for periods subsequent to the date of termination, the Company shall pay as severance pay to you a lump sum severance payment within five days after the date of termination equal to two times the sum of (1) the highest annual rate of base salary in effect at any time within the 12 months preceding the date of termination and (2) the greater of (A) your targeted annual incentive award as of the

Letter to Mr. Fagan	Exhibit 10.1

January 28, 2003

date of termination and (B) the most recent annual incentive award paid to you by the Company preceding the date of termination.

(c)

For a 24-month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those that you were receiving immediately prior to termination. Benefits otherwise receivable by you under this subsection will be reduced to the extent comparable benefits are actually received by you from a subsequent employer during the 24-month period following your termination, and any such benefits actually received by you shall be reported to the Company.

(d)

In addition to the retirement benefits to which you are entitled under the TECO Energy Group Retirement Plan (“Retirement Plan”), any supplemental retirement or excess benefit plan maintained by TECO or any of its subsidiaries or any successor plans thereto (hereinafter collectively referred to as the “Pension Plans”), the Company shall pay you in cash a lump sum equal to the excess of (a) the actuarial equivalent (computed at your date of termination) of the retirement pension (taking into account any early retirement subsidies and post-retirement surviving spouse benefits associated therewith and determined as an annuity payable in the normal form under the Pension Plans commencing at your normal retirement age under the Retirement Plan or any earlier date, but in no event earlier than the second anniversary of your date of termination, whichever annuity the actuarial equivalent of which is greatest) which you would have accrued under the terms of the Pension Plans (without regard to the limitations imposed by Section 401(a)(17) of the Code, or any amendment to the Pension Plans made subsequent to a change in control of the Company and on or prior to the date of termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had continued to be a participant in each of the Pension Plans for twenty-four (24) additional months and as if you had accumulated twenty-four (24) additional months of compensation (for purposes of determining your pension benefits thereunder), each in an amount equal to the sum of the amounts determined under clauses (1) and (2) of Section 2(b) hereof over (b) the actuarial equivalent (computed at your date of termination) of the vested retirement pension (taking into account any early retirement subsidies and post-retirement surviving spouse benefits associated therewith and determined as an annuity payable in the normal form under the Pension Plans commencing at your normal retirement age under the Retirement Plan or any earlier date, but in no event earlier than your date of termination, whichever annuity the actuarial equivalent of which is greatest) which you had then accrued pursuant to the provisions of the Pension Plans. For purposes of this Subsection, “actuarial equivalent” shall be determined using the same actuarial assumptions utilized in determining the amount of alternate forms of benefits under the Retirement Plan.

Letter to Mr. Fagan	Exhibit 10.1

January 28, 2003

(e)

All time-based restricted stock previously issued to you shall immediately vest and restrictions upon such stock shall be removed, the performance period for all performance-based restricted stock previously issued to you shall immediately end and the corresponding number of shares (after performance measurement) shall vest and restrictions upon such stock shall be removed, and all stock options previously issued to you shall vest immediately and shall remain exercisable for the remainder of the original term of such option and you will be considered to have a normal retirement for purposes of each stock option agreement.

“Cause” is defined as (i) willful and continued failure to substantially perform your obligations under this agreement (other than by reason of physical or mental illness) after written demand specifically identifying such failure is given to you by the Company or (ii) willful conduct by you that is demonstrably and materially injurious to the Company. For purposes of this definition, “willful” conduct requires an act, or failure to act, that is not in good faith and that is without reasonable belief that the action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors), finding that in the the good faith opinion of the Board of Directors you were guilty of conduct set forth above in this paragraph and specifying the particulars thereof in detail.

“Disability” is defined as (i) being absent from the full-time performance of your duties with the Company for six consecutive months as a result of your incapacity due to physical or mental illness and (ii) after subsequent written notice of termination is given, not returning to the full-time performance of your duties within 30 days.

“Good Reason” is defined as (i) the assignment to you of any duties inconsistent (except in the nature of a promotion) with the position in the Company that you then held or a substantial adverse alteration in the nature or status of your position or responsibilities or the conditions of your employment from those then in effect or (ii) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, in each case that is not corrected by the Company within 15 days after you give written notice specifying the Good Reason. Such termination of employment must occur within one year after the date of the event constituting Good Reason.

Letter to Mr. Fagan	Exhibit 10.1

January 28, 2003

3.

Non-Competition. For and in consideration of the payments and benefits provided to you under paragraph 2 hereof, you agree that while you are employed by the Company under this agreement and for two years after your employment ceases hereunder, you shall not (i)(a) engage in any business, or acquire an interest in any business as a partner, stockholder, proprietor or otherwise (except as the beneficial owner of publicly-traded stock), or become affiliated as an agent, consultant, employee, director or officer of or provide any consulting services to any business having its principal place of business within the State of Florida that is in competition with any business in which the Company is engaged or (b) be employed by, own an interest in (except as the beneficial owner of publicly traded stock), provide consulting services to, or act on behalf of any business engaged in strategic planning, marketing or sales of natural gas, electricity (capacity, energy, or related ancillary services), or owning and/or operating power plants in the States of Florida, Virginia, Mississippi, Arkansas, Louisiana, and Arizona, as well as the energy control areas generally known as PJM, WSPP or Entergy, regardless of such business’ principal place of business; (ii) solicit, divert, do business with, or accept business from any person who is or has been a customer of the Company if such solicitation, diversion or business has the effect of or results in the Company’s loss of all or a portion of such customer’s business or potential business; (iii) influence or attempt to influence any employee of the Company to terminate his/her employment with the Company or (iv) influence or attempt to influence any agent, customer, supplier or distributor who has a business relationship with the Company to cease or adversely alter its business relations with the Company. For purposes of the above paragraph, “Company” shall be deemed to include all of its subsidiaries.

4.

Confidential Information. You agree to receive confidential and proprietary information of the Company and its subsidiaries acquired or developed by you during your employment with the Company in confidence, and except as authorized by the Company, not to disclose or use such information to or for the benefit of others during the period of your employment and for a period of ten years thereafter except to the extent such disclosure may be required by law or such information has become public knowledge without breach of this agreement.

5.

Nontransferability; Successors. No payment hereunder shall be subject to anticipation, sale, transfer, assignment, pledge or other charge. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this agreement.

Letter to Mr. Fagan	Exhibit 10.1

January 28, 2003

6.

Costs of Enforcement; Interest. The Company shall reimburse you, within five days after demand, for all reasonable legal fees and expenses incurred by you in enforcing your rights under this agreement. The Company shall also pay to you interest on any amount that the Company fails to pay in accordance with the terms of this agreement at an annual rate equal to the prime rate as reported in The Wall Street Journal (Southeastern Edition) plus 2% from the date such amount became due until payment is made.

7.

Governing Law. This agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of law principles thereof.

Very truly yours, TECO ENERGY, INC.
By:

William P. Sovey Chairman, Compensation Committee Board of Directors TECO Energy, Inc.

Agreed to this ____day of _______ 2003.

Robert D. Fagan